Exhibit 4.12

CONFIDENTIAL

Contract No:

3rd Supplementary Agreement to the Exclusive Technical
Consultancy and Training Agreement

Party A：Giganology (Shenzhen) Co., Ltd.

Party B：Shenzhen Xunlei Networking Techonologies Co., Ltd

CONFIDENTIAL

This Supplementary Agreement is entered into by the following two parties on September 15, 2025 in Shenzhen:

Party A：Giganology (Shenzhen) Co., Ltd.

Legal Representative： Kening Wu

Address：Xunlei Headquarters Building, 3709 Baishi Road, Nanshan, Shenzhen

Party B：Shenzhen Xunlei Networking Technologies Co., Ltd

Legal Representative： Kening Wu

Address：Xunlei Headquarters Building, 3709 Baishi Road, Nanshan, Shenzhen

On September 16, 2005, Party A and Party B jointly signed the “Exclusive Technical Consultation and Training Agreement”. On November 15, 2006, they executed the “Supplementary Agreement to the Exclusive Technical Consultation and Training Agreement”. On March 10, 2014, they executed the “Supplementary Agreement II to the Exclusive Technical Consultation and Training Agreement”. The aforementioned agreements are hereinafter collectively referred to as the “Original Agreement”. After amicable consultations between the two parties, the following supplementary clarifications are provided for the Original Agreement.

Supplementary Agreement Terms：

1. Both Party A and Party B agree to extend the validity period of the original agreement by ten years, that is, until September 15, 2035. Both Party A and Party B agree that upon the expiration of the aforementioned validity period, if Party A does not raise any written objection, the validity period of the original agreement will be automatically extended for another ten years, and so on, until Party A gives a written notice of termination.

2. This supplementary agreement shall come into effect as of the date when both parties affix their official seals or contract-specific seals, and it shall have the same legal effect as the original agreement. Matters not stipulated in this supplementary agreement shall be subject to the provisions of the original agreement. In case of any conflict between this supplementary agreement and the original agreement, the provisions of this supplementary agreement shall prevail.

3. This supplementary agreement is made in duplicate, with each party holding one copy. Each copy has the same legal effect.

Party A:	Party B:
Date: September 15, 2025	Date: September 15, 2025